Exhibit 99.1

PRESS RELEASE For More Information, Contact: Sherri A. Sackett 434.386.6306

COMMUNITY FIRST FINANCIAL CORPORATION ANNOUNCES

STOCK SPLIT AND CASH DIVIDEND

Lynchburg, Va., October 5, 2004 – Community First Financial Corporation (CFFC) and its wholly owned subsidiary, Community First Bank (CFB), today announced that the Board of Directors has approved a 6 for 5 stock split for its common stock, to be effected in the form of a 20 percent stock dividend payable October 25, 2004 to stockholders of record on October 15, 2004. “We believe this distribution will enhance the liquidity of our shareholders’ investment,” said John L. Wynne, president and chief executive officer. Holders of record of common stock as of the record date will receive one additional share of common stock for every five shares they own on that date, with cash to be paid for any resulting fractional shares based on $13.00 per share, the price in the most recent arms-length trades known to the Board. Certificates for the additional shares and checks for any fractional shares will be mailed to stockholders on October 25, 2004.

As of August 31, 2004, the Corporation had 968,613 shares of common stock issued and outstanding. Upon completion of the split, the number will increase to approximately 1,162,330 shares.

The Board also announced declaration of a cash dividend of $.50 per share on the Corporation’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2004. The record and payment dates for this dividend will be the same as those for the stock split. This will be the first dividend paid by the Corporation on its convertible preferred stock since completion of the sale of such shares in December of 2002.

Information on CFFC’s stock split has been filed on Form 8-K with the Securities and Exchange Commission and may be obtained from Community First Bank’s website at www.cfbonline.com under the Investor Relations area of the website.

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Community First Financial Corporation is the holding company for Community First Bank, a full service community bank providing financial services to small and medium sized businesses, professionals and individuals located in the Greater Lynchburg area, as well as, Amherst, Bedford, Campbell and Nelson counties. The bank, which opened in Lynchburg in 1999, is a state chartered, FDIC insured commercial bank, and is a member of the Federal Reserve Bank System. For more information visit the Bank’s website, www.cfbonline.com.

This news release contains statements concerning management’s beliefs, plans or objectives for Community First Financial Corporation’s (parent company of Community First Bank) future operations or financial performance, including growth and profitability. These statements, whether expressed or implied, are only predictions and should be considered forward-looking statements under applicable securities laws. You should be aware that Community First Financial Corporation’s actual operations and financial performance may differ materially from those reflected in these forward-looking statements. In addition, the Bank intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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